Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into and effective this 30th day of June, 2018 (the “Effective Date”) by and between H&W Investco Management, LLC (the “Company”) and Anthony Geisler (“Consultant”).

WHEREAS, the Company was assigned from TPG Growth III Management, LLC (“TPG”), all of its right, title and interest in that certain Management Services Agreement (the “Management Agreement”), dated September 29, 2017, between TPG and H&W Franchise Holdings, LLC (“H&W Franchise”).

WHEREAS, Company desires to retain Consultant’s services in connection with the Management Agreement and Consultant desires to perform such services pursuant to the terms and conditions hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, Consultant and the Company hereby agree as follows:

Section 1. Consulting Appointment; Term; Services and Compensation

1.1 Retention. Subject to the terms and conditions hereof, the Company hereby retains, effective as of the Closing, Consultant, and Consultant hereby agrees to act, as a consultant to the Company in accordance with the terms hereof.

1.2 Term. Consultant shall render consulting services hereunder to the Company, as determined in Consultant’s sole discretion, commencing on the Effective Date and continuing during the Term (as such term is defined in the Management Agreement), or during the term of any successor Agreement entered into with the Company or any of its affiliates or related parties. For avoidance of doubt, the term hereunder will continue in the event the Management Agreement is amended or replaced with an agreement between H&W Franchise and the Company or any of their respective affiliates or related parties. Consultant may terminate this Agreement upon ten (10) days prior written notice.

1.3 Compensation. In consideration of the consulting services to be performed by Consultant under this Agreement, the Company shall pay Consultant a consulting fee payable at the rate of $400,000 per year. Such fee shall be payable at any time the Company receives payment of the Annual Fee under the Management Agreement and shall be payable proportionately based upon the percentage such consulting fee is to the entire Annual Fee (i.e. $400,000/ $750,000 or 53.333%). Consultant acknowledges and agrees that Consultant shall be solely responsible for any and all costs, withholdings, taxes, social security, health care, insurance policies, or other similar expenses related to or required in conjunction with Consultant’s providing of the Services.

1.4 Indemnification. The Consultant shall be a beneficiary of any rights to indemnification or similar rights provided the Company under the Management Agreement.

Section 2. Miscellaneous

2.1 Entire Agreement; Modification. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the matters set forth herein and supersedes all prior and contemporaneous oral or written negotiations, undertakings, discussions, understandings and agreements between such parties with respect thereto. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Consultant.

2.2 General Provisions.

(a) Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such provision or term shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement; provided, that if a court having competent jurisdiction shall find that any covenant or other provision contained in this Agreement is unreasonable, arbitrary or against public policy, such court shall have the power to reduce the maximum period, scope or geographic area of such covenant, and such covenant shall be enforceable in such reduced form.

(b) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c) Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company, as applicable, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Assignment. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Consultant shall have the right to assign all or part of this Agreement to any family member, trust or affiliate of Consultant.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first written above.

H&W INVESTCO MANAGEMENT, LLC

By:	/s/ Mark Grabowski
Name:	Mark Grabowski
Title:

CONSULTANT:

/s/ ANTHONY GEISLER
ANTHONY GEISLER

[Signature Page to Consulting Agreement]